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                                                                   EXHIBIT 10.31

[LETTERHEAD OF PINKERTON]



February 11, 1998



Mr. Don W. Walker
Executive Vice President, The Americas
Pinkerton
15910 Ventura Boulevard, Suite 900
Encino, California  91436-3095

Re:  Supplemental Retirement Income Plan

Dear Don:

The following provision furnishes you with the same benefit provided to the other Executive Vice Presidents regarding replacement of the Supplemental Retirement Income Plan:

     In the unlikely event the Pinkerton Board of Directors cancels your participation in the Supplemental Retirement Income Plan (the "Plan"), whether by removing you from the Plan, terminating the Plan or any other action which terminates your participation, an equivalent program will be provided to you during your continued employment.


Very truly yours,


/s/ Sally R. Phillips

Sally R. Phillips

Acknowledged and Accepted on this
9th day of March, 1998


/s/ Don W. Walker
-----------------
Don W. Walker